Exhibit 99.02
Consent of Deutsche Bank Securities Inc.
We hereby consent to (i) the inclusion of our opinion letter, dated September 4, 2006, to the Board of Directors of International DisplayWorks, Inc. as Annex C to the Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Proxy Statement/Prospectus under the captions entitled “SUMMARY — Opinion of IDW’s Financial Advisor”, “THE MERGER — Background of the Merger”, “THE MERGER — IDW’s Reasons for the Merger and Recommendation of IDW’s Board” and “THE MERGER — Opinion of IDW’s Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as Amended, and the Rules and Regulations Promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

DEUTSCHE BANK SECURITIES INC.

	By:	/s/ Alex Vitale

	Name:	Alex Vitale
	Title:	Managing Director

October 2, 2006